                                                                     Exhibit 4.4

                                GENERAL RELEASE
                                ---------------



     1.  Parties.  The parties to this General Release ("Release") are NTN
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Communications, Inc. ("Company") and Gerald P. McLaughlin, an individual
("McLaughlin").

     2.  Background and Consideration.  Company and McLaughlin entered into a
         ----------------------------
Resignation and General Release Agreement (the "Agreement") pursuant to which Company agreed, inter alia, to execute and deliver this Release to McLaughlin.
                ----------

     In consideration of the promises made herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as set forth below.

     3.  General Release.  Except as to Company's rights under the Agreement,
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Company  for itself, its employees, agents, attorneys, joint venturers, successors and assigns, hereby discharges and releases McLaughlin and his employees, agents, joint venturers, successors and assigns from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogation, duties, demands, controversies and liabilities of every nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable which Company now has, ever had, or may have, against McLaughlin by reason of any matter whatsoever occurring or existing up to the date of this Release, and except insofar as may be necessary for Company to enforce its rights pursuant to the Agreement. Company hereby covenants with McLaughlin that it will forever refrain from instituting, pursuing, or in any way aiding any claim or demand arising out of, in any way related to, or hereafter to arise out of, any matters hereinbefore referred to and that this Release may be pleaded as a full and complete defense to any claim, demand, action or other proceeding which may be brought by, or on behalf of, Company against McLaughlin.

     4.  Unknown Claims.  It is understood and agreed that this Release extends
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to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, and all rights under Section 1542 of the California Civil Code are hereby expressly waived.

     Section 1542 of the California Civil Code, referred to above, reads as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     5.   Enforcement of Release.  If any action at law or in equity, including
          ----------------------
an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this

                                       1.
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Release, the prevailing party shall be entitled to costs in bringing and prosecuting said action, including a reasonable amount for attorneys' fees.

     6.   Governing Law.  California law will govern this Release.
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     IN WITNESS WHEREOF, the undersigned have hereunto affixed our signatures this _____ day of February 1997.

                              NTN COMMUNICATIONS, INC.



                              By: _____________________________



                              _________________________________
                              Gerald P. McLaughlin

                                       2.
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                                SETTLEMENT TERMS
                                ----------------

JERRY McLAUGHLIN (Complete Termination)
----------------

1. Pay out 3 year term of contract over 36 months ($19,788.53 per month in 1997, $22,459.93 per month in 1998 and $25,492.08 per month in 1999) (based on raises of 13-1/2% per year).

2. Pay out accrued vacation of $93,671.34 over 18 months @ $5,203.96 per month.

3.   Pay out lump sum of $233,535.60 for deferred compensation.

4.   Provide medical insurance - 3 years.

5.   Provide life insurance - 3 years.

6.   Provide $500 per month car allowance - 3 years.

7.   Forgive tax note                                           $492,690.23

8.   Mutual Release

9.   Return the following options to NTN for cancellation:

     No. of Shares        Exercise Price
     -------------        --------------
       30,000                     $7.25
       75,000                     $6.375
       95,000                     $7.25

10. NTN to issue a new fully vested option for 150,000 shares at an exercise price of $3.875 per share expiring on December 31, 2001.

11.  Vest the following options:

          75,000 options @ $4.50 to 8/4/03
          25,000 options @ $3.50 to 11/4/06

                                       3.